PROSPECTUS

SOUTHERN STATES SIGN CO.

3,000,000 SHARES OF COMMON STOCK

INITIAL PUBLIC OFFERING

___________________

SUBJECT TO COMPLETION, Dated May 6 , 2011

Our common stock is presently not traded on any market or securities exchange.  The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock are quoted on the Over-The-Counter Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.  Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize.  In addition, there is no guarantee that a market maker will agree to file an application on our behalf.  If and when such an application is filed, there is no guarantee that we will be accepted for quotation on the OTCBB. If our common stock becomes quoted on the FINRA Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.01	None	$0.01
Total	$30,000	None	$30,000

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors" on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus Is:  May 6 , 2011

Page
Summary	4
Risk Factors	6
Risks Related To Our Financial Condition and Business Model	6
If we do not obtain additional financing, our business will fail.	6
Because we do not have any track record of prior successful billboard development and advertising sales, we may face a high risk of business failure.	6
Because our sole officer and director lacks specific experience in the area of billboard development, we may be hindered in our ability to efficiently and competitively execute our business strategy and achieve profitability.	7
Because our sole officer and director has no prior experience as the head of a public company, we may be less efficient and effective in managing certain compliance obligations and related matters.	7
Because one of our key consultants has been retained under a verbal agreement and has received payment for services to be rendered, there is a risk that timely implementation of our business plan could be impaired if the consultant is not properly incenti	7
Because we will face intense competition in the outdoor advertising industry from larger and more established companies, we may be unable to achieve significant revenue growth over time.	7
If general economic conditions continue to deteriorate, our business prospects could be significantly harmed.	7
Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	8
Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.	8
Risks Related To Legal Uncertainty	9
Because we must comply with various government regulations and approval processes, our ability to successfully develop and market outdoor billboard space may be limited or delayed.	9
Risks Related To This Offering	9
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	9
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	9
Because we will be subject to the “Penny Stock” rules the level of trading activity in our stock may be reduced.	10
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	10
If and when we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.	10
Forward-Looking Statements	11
Use of Proceeds	11
Determination of Offering Price	11
Dilution	11
Selling Shareholders	12
Plan of Distribution	14

2

3

Summary

Southern States Sign Co.

We were incorporated on July 15, 2008, under the laws of the state of Nevada.  We are in the business of developing and leasing advertising space on commercial billboards in Southern Nevada.   We are a development stage company and have not generated any revenues to date. As of November 30, 2010, we had $18,120 in current assets and current liabilities in the amount of $15,817. Accordingly, we had working capital of $2,303 as of November 30, 2010. On January 13, 2011, we received additional capital in the form of a $30,000 cash loan advanced to us by our sole officer and director, David Ben Bassat. We believe that our current cash on hand will enable us to fund our planned expenses for our fiscal year beginning December 1, 2010.  Our planned expenses for the current fiscal year will consist of legal, consulting, and technical expenses related to obtaining local regulatory approval for the erection of our first billboard in Las Vegas, Nevada, as well as accounting and legal expenses related to our becoming a publicly reporting company.   Our management estimates that, until such time that we are able to erect our fist billboard and generate sales revenue sufficient to pay our ongoing and planned expenditures, we will experience negative cash flow in the approximate amount of $2,500 per month. This figure is a monthly average derived from the annual operating budget for our fiscal beginning December 1, 2010. In addition, we will require additional capital in the approximate amount of $90,000 in order to construct and erect our first billboard if and when local regulatory approval is obtained.  Although the erection of our first billboard is currently planned for the early part of our fiscal year beginning December 1, 2011, we currently do not have any arrangements for financing and we may not be able to obtain financing when required.

Investors should be aware that we will be subject to the “Penny Stock” rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks.  These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares.  Please see the disclosures under “Market For Common Equity And Related Stockholder Matters” on Page 24 of this Prospectus for more information.

We are not a “blank check” company and have no plans to engage in a merger or acquisition with any other company or other entity.

Our address is 7231 S. Eastern Ave., Suite B-127, Las Vegas, Nevada 89119. Our phone number is (702) 496-5888.  Our fiscal year end is November 30.

4

The Offering

Securities Being Offered	Up to 3,000,000 shares of our common stock.

Offering Price and Alternative Plan of Distribution

The offering price of the common stock is $0.01 per share.  We intend to apply to the FINRA over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders. There is no guarantee that a market maker will agree to file a 15c211 application on our behalf.  If and when such an application is filed, there is no guarantee that we will be accepted for quotation on the OTCBB.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued	18,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information
Balance Sheet Data	Fiscal Year Ended November 30, 2010 (derived from audited financial information)	Fiscal Year Ended November 30, 2009 (derived from audited financial information)	Quarter Ended February 28, 2011 (unaudited)
Cash	$18,120	$5,584	40,067
Total Assets	$18,120	$5,584	40,067
Liabilities	$15,817	$6,431	39,610
Total Stockholder’s Equity (Deficit)	$2,303	$(847)	457

Statement of Operations	Fiscal Year Ended November 30, 2010 (derived from audited financial information)	Fiscal Year Ended November 30, 2009 (derived from audited financial information)	From Inception on July 15, 2008 through February 28, 2011 ( unaudited )
Revenue	$0	$0	$0
Net Loss for Reporting Period	$9,850	$14,524	$59,543

5

 Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail.

We are in the development stage of our operations and have not generated any revenue to date. During the fiscal year beginning December 1, 2010, our business plan calls for expenses related to securing local governmental approval for the construction of our first advertising billboard.  Our cash requirements over the current fiscal year are expected to be approximately $30,000, consisting of approximately $20,000 for expenses related securing government approval for a billboard and $10,000 for professional fees related to our becoming a publicly reporting company.  As of February 28, 2011 , we had cash on hand in the amount of $ 40,067 and working capital in the amount of $ 457 .  On January 18, 2011, our officer and director, David Ben Bassat, loan us the sum of $30,000 under a promissory note.  Although our total cash on hand is expected to be sufficient to fund the expenses required to secure governmental approval for our first billboard, substantial additional capital will be required to construct our first billboard after obtaining approval. Total construction expenses for our first billboard are estimated to be approximately $90,000, with construction planned to take place early in the fiscal year beginning 2011.  Accordingly, our business will likely fail if we are unable to raise additional capital to fund the construction of our first billboard if and when it is approved by local authorities.  We currently do not have any arrangements for additional financing and we may not be able to obtain financing when required.

Because we do not have any track record of prior successful billboard development and advertising sales, we may face a high risk of business failure.

We were incorporated in July of 2008 and have not established a track record of successfully developing billboard sites and generating ongoing revenues from the sale of advertising space.  Our initial attempt to secure regulatory approval for a billboard site, undertaken in 2008-09, was not successful and we have not yet secured regulatory approval for a construction of a billboard on any of our currently-leased sites.  Because of our overall lack of experience in the process of securing regulatory approvals, constructing billboards, and generating ongoing advertising revenues, we can provide no assurance that we will be able to generate significant sales or net profits.  We have not earned any revenues as of the date of this prospectus, and we face a high risk of business failure.

6

Because our sole officer and director lacks specific experience in the area of billboard development, we may be hindered in our ability to efficiently and competitively execute our business strategy and achieve profitability.

Our sole officer and director, David Ben Bassat, lacks significant experience specific to the development of advertising billboards. Our competitors will likely have substantially more experienced management as well as greater revenue and resources.  We believe competition in the market for our services will be based primarily on site location, efficient and effective navigation of the local regulatory approval process, and timely construction of approved billboard signage.  Due to more experienced management and greater overall resources, our competitors will have a significant advantage over us and we may struggle to grow our sales effectively and achieve long term profitability.

Because our sole officer and director has no prior experience as the head of a public company, we may be less efficient and effective in managing certain compliance obligations and related matters.

Our sole officer and director, Mr. Ben Bassat, lacks any prior experience managing a publicly reporting company.  Accordingly, Mr. Ben Bassat will be less effective than more experienced managers in efficiently managing our ongoing regulatory compliance obligations and in dealing with such matters as public relations, investor relations, and corporate governance.

Because one of our key consultants has been retained under a verbal agreement and has received payment for services to be rendered, there is a risk that timely implementation of our business plan could be impaired if the consultant is not properly incentivized to perform.

Our primary business consultant, Kelleen Cota, is retained under a verbal arrangement under which we have paid a total of $24,212 from inception of our business through the year ended November 30, 2010.   No further payment is due under our unwritten agreement with Ms. Cota and she is committed to continue advising the company without additional charge until construction of our first planned billboard is complete. Thus, we have already paid Ms. Cota for both past services and additional services expected to be rendered through approximately the early part of 2012.  Ms. Cota’s primary responsibilities include locating suitable ground sites for potential billboard site leases, negotiating and documenting billboard site ground leases for specific sites, and providing general oversight for the local site approval process.  Because we do not have a written agreement with Ms. Cota, and because she has effectively been paid for some services which are to-be-rendered, we face some risk that she will lack the proper incentive to continue to performing her duties diligently. If our consultant is not properly incentivized under the current conditions of her retention, timely development of our business plan could be impaired.

Because we will face intense competition in the outdoor advertising industry from larger and more established companies, we may be unable to achieve significant revenue growth over time.

Outdoor billboard advertising is a highly competitive industry, and we may not be able to achieve significant long-term growth in advertising and sales revenues. Our planned advertising properties will compete for audiences and advertising revenue with other outdoor advertising companies, as well as with other media, such as radio, newspapers, magazines, television, direct mail, satellite radio and Internet based media, within their respective markets. Our competitors in the outdoor advertising industry have significantly greater financial resources, brand recognition, established bases of constructed signage, larger pools of available future signage sites, and more experienced management. Our competitors may develop services or advertising media that are equal or superior to those we will provide or that achieve greater market acceptance and brand recognition than we achieve.  In addition, an increased level of competition for advertising dollars may lead to lower advertising rates and cause us to struggle to obtain customers if our competitors offer lower rates that we are unable or unwilling to match.

If general economic conditions continue to deteriorate, our business prospects could be significantly harmed.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The global economic downturn resulted in a decline in advertising and marketing by many businesses, resulting in a decline in advertising revenues across the outdoor advertising industry. The continuation of the global economic downturn may continue to adversely impact our revenue, profit margins, cash flow and liquidity.

7

Because our president has only agreed to provide his services on a part-time basis, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Mr. Ben Bassat, our sole officer and director devotes 5 to 10 hours per week to our business affairs. Currently, we do not have any full or part-time employees and rely upon outside contractors to assist with the performance of our projects on an as-needed basis.  If the demands of our business require the full business time of Mr. Ben Bassat, it is possible that he may not be able to devote sufficient time to the management of our business, as and when needed.  If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because we will incur additional costs as the result of becoming a public company, our cash needs will increase and our ability to achieve net profitability may be delayed.

Upon effectiveness of our Registration Statement for the Offering, we will become a publicly reporting company and will be required to stay current in our filings with the SEC, including, but not limited to, quarterly and annual reports, current reports on materials events, and other filings that may be required from time to time.  We believe that, as a public company, our ongoing filings with the SEC will benefit shareholders in the form of greater transparency regarding our business activities and results of operations.   In becoming a public company, however, we will incur additional costs in the form of audit and accounting fees and legal fees for the professional services necessary to assist us in remaining current in our reporting obligations.  We expect that, during our first year of operations following the effectiveness of our Registration Statement, we will incur additional costs for professional fees in the approximate amount of $10,000.  These additional costs will increase our cash needs and may hinder or delay our ability to achieve net profitability even after we have begun to generate revenues from sales of advertising space.

8

Risks Related To Legal Uncertainty

Because we must comply with various government regulations and approval processes, our ability to successfully develop and market outdoor billboard space may be limited or delayed.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets. We will be required to obtain permits, licenses, and approvals from certain local governmental agencies prior to beginning the construction process. Any failure to comply with legal and regulatory requirements could result in a delay in the construction of our billboards or fines and sanctions against us, which could have a material adverse effect on our results of operations.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal — Aid Primary, Interstate and National Highway Systems roads. The HBA requires states to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal — Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). From time to time, governments have required others to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop.  We currently plan to apply for quotation of our common stock on the FINRA over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, our shares may never be quoted on the bulletin board, or, if quoted, a public market may not materialize.  In addition, there is no guarantee that a market maker will agree to file a 15c211 application on our behalf.  If and when such an application is filed, there is no guarantee that we will be accepted for quotation on the OTCBB.If our common stock is not quoted on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 3,000,000 shares of our common stock through this prospectus. Our common stock is presently not quoted on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.  The outstanding shares of common stock covered by this prospectus represent approximately 16.67% of the common shares issued and outstanding as of the date of this prospectus.

9

Because we will be subject to the “Penny Stock” rules the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board.  In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time.  If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

If and when we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.

Generally, existing shareholders will experience dilution of their ownership percentage in the company if and when additional shares of common stock are offered and sold.  In the future, we will be required to seek additional equity funding in the form of private or public offerings of our common stock.  In the event that we undertake subsequent offerings of common stock, your ownership percentage, voting power as a common shareholder, and earnings per share, if any, will be proportionately diluted.  This may, in turn, result in a substantial decrease in the per-share value of your common stock.

10

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.01 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.

We intend to apply to the FINRA over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.  There is no guarantee, however, that a market maker will agree to file a 15c211 application on our behalf.  If and when such an application is filed, there is no guarantee that we will be accepted for quotation on the OTCBB. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part.  If our common stock becomes so quoted and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

11

 Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 3,000,000 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in offerings that were exempt from registration pursuant to Rule 504 of Regulation D of the Securities Act of 1933.  The selling shareholders purchased their shares in three offerings completed on September 23, 2008, December 22, 2009, and November 12, 2010, respectively.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of the date of this prospectus, including:

1.   the number of shares owned by each prior to this offering;

2.   the total number of shares that are to be offered by each;

3.   the total number of shares that will be owned by each upon completion of the offering;

4.   the percentage owned by each upon completion  of the offering; and

5.   the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 18,000,000 shares of common stock outstanding on November 30, 2010.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Estepan Baghnabanian	100,000	100,000	zero	zero
Jayne M. Brown	100,000	100,000	zero	zero
Rebecca Dustman	100,000	100,000	zero	zero
Hail Fallaha	100,000	100,000	zero	zero
Dunia Fisk(7)	100,000	100,000	zero	zero
Family Paralegal Services(1)	200,000	200,000	zero	zero
Robert M. Fisk(7)	100,000	100,000	zero	zero
Fisk Family Trust(2)	100,000	100,000	zero	zero
Robert M. Fisk and Dunia Fisk JTEN(3)	100,000	100,000	zero	zero
Scooterville(4)	100,000	100,000	zero	zero
Great Basin Taxidermy(5)	100,000	100,000
Jesse B. Hastings	100,000	100,000	zero	zero
Paramas Kossayan	100,000	100,000	zero	zero
Mary Kravetz	100,000	100,000	zero	zero
Christina M. Leavitt	100,000	100,000	zero	zero
Eva Mendlovic	100,000	100,000	zero	zero
Penny Mendlovic	100,000	100,000	zero	zero

12

Cassandra L. Sanger	100,000	100,000	zero	zero
Ryan W. Smith	100,000	100,000	zero	zero
Joseph E. Sullivan	100,000	100,000	zero	zero
Meryl Wells(8)	100,000	100,000	zero	zero
Nooks & Crannies, LLC(6)	100,000	100,000	zero	zero
Sophia L. Wells	100,000	100,000	zero	zero
Angela L. Hiko	100,000	100,000	zero	zero
Sue Jureki	100,000	100,000	zero	zero
Francine Trattner	100,000	100,000	zero	zero
Joanna Kermani	100,000	100,000	zero	zero
Courtney Ducaine	100,000	100,000	zero	zero
Stephanie Ducaine	100,000	100,000	zero	zero

(1)  Robert and Dunia Fisk are the owners of Family Paralegal Services and, in that capacity, have the authority to exercise voting and disposition power with regard to its shares.

(2) Robert and Dunia Fisk are the trustees of the Fisk Family Trust and, in that capacity, have the authority to exercise voting and disposition power with regard to its shares.

(3) Robert and Dunia Fisk exercise joint voting and disposition power with regard to these shares.

(4) Robert and Dunia Fisk are the owners of Scooterville and, in that capacity, have the authority to exercise voting and disposition power with regard to its shares.

(5), Scott A. Drawantz is the owner of Great Basin Taxidermy and, in that capacity, has the authority to exercise voting and disposition power with regard to its shares.

(6) Meryl Wells has the authority to exercise voting and disposition power with regard to the shares owned by Nooks & Crannies, LLC.

(7) Robert and Dunia Fisk are husband and wife.  Including the shares they hold individually, as joint tenants, and the shares held by the Fisk Family Trust, Family Paralegal Services, and Scooterville, Mr. and Mrs. Fisk have the authority to exercise voting and disposition power with regard to a total of 700,000 shares.

(8) Including the shares he holds individually together with shares held by Nooks & Crannies, LLC, Mr. Wells has the authority to exercise voting and disposition power with regard to a total of 200,000 shares.

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors.  None of the selling shareholders is a broker-dealer or is affiliated in any way with a broker-dealer.

13

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.01 per share until such time as the shares of our common stock become quoted on the FINRA Over-The-Counter Bulletin Board or another exchange.  Although we intend to apply for quotation of our common stock on the FINRA Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. In addition, there is no guarantee that a market maker will agree to file a 15c211 application on our behalf.  If and when such an application is filed, there is no guarantee that we will be accepted for quotation on the OTCBB. If our common stock becomes quoted on the FINRA Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.   the market price of our common stock prevailing at the time of sale;

2.   a price related to such prevailing market price of our common stock, or;

3.   such other price as the selling shareholders determine from time to time.

Presently, the selling shareholders cannot sell their common stock of our Company in accordance with Rule 144 under the Securities Act.

Investors should be aware that we will be subject to the “Penny Stock” rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks.  These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares.  Please see the disclosures under “Market For Common Equity And Related Stockholder Matters” on Page 24 of this Prospectus for more information.

14

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions.  Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.   not engage in any stabilization activities in connection with our common stock;

2.   furnish each broker or dealer through which common stock may be offered, such copies of  this prospectus, as amended from time to time, as may be required by such broker or dealer; and;

3.   not bid for or purchase any of our securities or attempt to induce any person  to purchase any of our securities other than as permitted under the Securities Exchange  Act.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.   As of January 24, 2010, there were 18,000,000 shares of our common stock issued and outstanding.  Our shares are currently held by thirty-one (31) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

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Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.	The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.	Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

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6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund  provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

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Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Silberstein Ungar, PLLC, Certified Public Accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Silberstein Ungar, PLLC has presented their report with respect to our audited financial statements.  The report of Silberstein Ungar, PLLC is included in reliance upon their authority as experts in accounting and auditing.

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Description of Business

 Principal Place of Business

Our principal offices are located at 7231 S. Eastern Ave., Suite B-127, Las Vegas, Nevada 89119.

Company Overview

We were incorporated as Southern States Sign Company on July 15, 2008, in the State of Nevada for the purpose of finding suitable locations for billboard signs, signing leases with the property owners to build billboards on the property, contracting with a construction company to build billboards, and selling the billboard space to advertisers. Our initial focus is on the Southern Nevada market area.

We plan to provide advertising companies with convenient and expeditious access to advertising space without the difficulty and time of locating appropriate sites, obtaining property owner and government approvals to build, and negotiating with billboard manufacturers presently involved in the outdoor advertising market. Currently, we have entered into leases with property owners for two billboard sites in Las Vegas, Nevada and are preparing to seek local government approval to construct a billboard on one of these sites.  Our rent obligations under our site leases are conditional upon our obtaining the necessary permits to erect a billboard on the sites. Upon our receipt of government approval for one of our leased sites, we plan to contract for the construction of a traditional billboard sign on the site and rent the space to advertisers.  Additional site approvals and sign construction beyond our initial billboard are planned and will be undertaken as permitted by our revenues and available capital resources following the erection of our first billboard.

David Ben-Bassat is our President, Chief Executive Officer, and sole director.

Billboards

A billboard is a large outdoor advertising structure (a billing board), typically found in high-traffic areas such as alongside busy roads. Billboards present large advertisements to passing pedestrians and drivers. Typically showing large, witty slogans and distinctive visuals, billboards are highly visible in the top designated market areas.  Advertisements can be presented on several types of billboards, including Traditional, Mechanical, Digital, Mobile and Sidewalk.  During the immediate future, we plan to concentrate on the development and leasing of Traditional or “standard” billboard signs.

Traditional billboards are large displays advertising goods or services not necessarily sold where the sign is located.  Traditional billboards are either “bulletins” or “posters.”  Bulletins are the largest, most impactful standard-size billboards.  In North America, bulletins are typically 14'x 48' (height x width), but they are smaller in other places.  Located primarily on major highways, expressways or principal arterials, they command high-density consumer exposure (mostly to vehicular traffic).  Bulletins afford greatest visibility due not only to their size, but because they allow creative customizing through extensions and embellishments.  The display is printed on a flexible polyvinyl chloride (“PVC”) sheet which is stretched over the face of the advertising structure.  Bulletins are sold individually or as part of a rotary program where the advertisement is moved or "rotated" between locations at regular intervals. Posters are smaller 12' x 24' billboards located chiefly in commercial and industrial areas on primary and secondary arterial roads. Posters are viewed principally by residents and commuter traffic, with some pedestrian exposure.  Poster displays can consist of a series of printed paper sheets that are pasted together or single sheet vinyl displays.  Posters are usually sold as part of a group called a "showing" that is designed to reach a specific percentage of the market population on a daily or weekly basis.

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Since PVC vinyl is toxic and not recyclable, the billboard industry is now beginning to use lightweight recyclable plastic, such as polyethylene, as a replacement. The new materials are as little as 1/4 the weight of traditional PVC flex vinyl, making installation easier and safer. In addition to being recyclable and non-toxic, the production of the low-mass substrate has a substantially smaller carbon footprint.  Lightweight plastic is also now being used on poster structures retro-fit with specialized installation systems, eliminating the mess and display drawbacks of traditional paper posting which requires large amounts of paste. Some such installation systems can be installed directly on existing poster faces without modification to the structure and at a low cost.

Our Planned Products and Anticipated Sources of Revenue

Advertising companies generally seek convenient and efficient access to outdoor advertising space without the time-consuming efforts required to locate appropriate sites, obtain the necessary local approvals, and erect billboards. We intend select new billboard sites and negotiate site leases with property owners based upon site visibility, traffic count (which state governments must track and make available), demographics of the immediate area, demographics of the surrounding areas, whether an area is considered a tourist corridor, and various other variables.  Both the site lease cost and the revenue potential of the billboard constructed on each site will depend upon these factors.

In the Las Vegas market, advertising space on independently owned commercial billboards is typically leased from the sign owner by one of the two major outdoor advertising companies operating in the area, Lamar and Clear Channel.  These major firms will, in turn, lease the space to individual advertisers. These firms typically contact the proprietors of new billboards after final approval of the location by local authorities, with the initial lease agreement(s) being negotiated during construction of the billboard structure.  Billboard advertising space is typically leased in this fashion for a period of between one to three years, with the pricing for additional leases being negotiated based on market conditions.  There are no special costs assessed to billboard owners by major outdoor advertising companies who locate individual advertisers for the billboard space.  Instead, the advertising company secures rights to the space for a lease fee negotiated with the owner and then re-lets the space to individual advertisers at a profit.  We intend negotiate and secure the initial advertising lease for our first billboard with one of these two major outdoor advertising companies immediately following final approval of the project and before completion of construction on the site.  If, due to unforeseen circumstances, we are unable to work with either of these major companies in the time period immediately following final approval of the project, we still intend to continue with construction of a standard billboard sign on the approved site.  In that event, we would operate the billboard as an independent property until such time as we are able to enter into an arrangement with one of the major national billboard operators.  If operated independently, the billboard space would feature a phone number for interested advertisers to call and individual business advertisers would be secured in this fashion.

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Currently, we have leased two locations for the potential future erection of billboard signs.  One of these locations is along the I-15 freeway in Las Vegas, Nevada (APN: 177-20-601-001) with a stated monthly rental of $3,000 per month.  The other location is at 13000 Las Vegas Boulevard South in Las Vegas, Nevada (APN: 191-08-801-007) with a stated monthly rental of $1,000 per month.  Both site leases are for a twenty year term beginning December 19, 2010 and are conditional upon our obtaining local governmental approval for the erection of a billboard sign on the site.  Our rent payment obligations on these leases will not commence until construction of a billboard sign on the sites has been completed.  Under the terms of our leases, we are forbidden from placing advertisements on the planned billboards that are in direct competition with any business on the premises.  The I-15 freeway location is vacant land and the 13000 Las Vegas Boulevard location is occupied by a helicopter company.  We therefore do not believe that this contractual restriction will materially limit the pool of available advertisers on our planned billboards.

Based upon market rental rates for similar billboard locations, management estimates that the I-15 freeway site location has the potential to generate approximately $45,000 to $60,000 per month in advertising space rental revenue when and if a billboard is approved and constructed on the site.  Management estimates that the 13000 Las Vegas Boulevard South site location has the potential to generate approximately $12,000 per month in advertising space rental revenue when and if a billboard is approved and constructed on the site.  These estimates assume that a standard billboard will be constructed on the sites.  As discussed above, billboard advertising space is typically leased by one of the major outdoor advertising companies for a period of between one to three years at a time.   The length of the particular lease does not typically have a material effect on the lease rate paid.  Our estimates of the potential revenue generation by each of the proposed sites are based on the assumption that the sites would be leased to a major outdoor advertising company and represent the amount we would expect to receive under such leases. Generally, however, we expect that the rental rates we would receive through independent operation of our proposed billboard sites would be comparable to the rates that we would receive in the event that the sites were leased to a major outdoor advertising company, due to the superior marketing abilities and existing customer base maintained by such companies.  These estimates are based on the experience of our primary consultant, Kelleen Cota,  regarding the current local billboard space market in Las Vegas, Nevada.   Ms. Cota has approximately 12 years of experience in the outdoor advertising industry.  She worked for Lamar Advertising from 1998 through 2002, where her responsibilities included the leasing and purchasing of billboard locations.  Since leaving Lamar, Ms. Cota has continued to work independently in the billboard industry, with a focus on leasing and development of billboard locations. The actual leasing rates secured for our planned billboard locations will be based on market conditions at the time the leases are negotiated and there can be no guarantee that management’s estimates will remain accurate.

During the current fiscal year, we will pursue local regulatory approval for a standard billboard to be constructed on the I-15 freeway location.  When and if the site is approved for a new billboard, we plan to pursue the construction of a standard billboard sign on the site at an approximate cost of $90,000.  Our ability to generate revenues will depend upon our obtaining regulatory approval for one or more billboard sites and raising the additional capital needed to construct the billboards.

Our initial attempt to secure regulatory approval for a billboard site, undertaken in 2008-09, was not successful.  A site plan, technical information, and an application packet were prepared for the site for which we sought approval in 200 8 -09.  In addition, a positive report and recommendation was prepared by the planning commission staff and the site was approved by the local planning commission.  Due to general aesthetic issues with the specific site in question, however, our original application was not successful at the city council level.  Management believes that, due to their locations, neither of our currently leased sites will present the same issues.

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Competition

We will compete with a number of established out-of-home media buying companies who assemble billboard and lease packages on behalf of major advertising companies, for businesses who wish to obtain permanent advertising, or for themselves as agents who sell advertising space to individual customers. These companies enjoy brand recognition which exceeds that of our brand name. We will compete with several out-of-home media companies who have significantly greater financial, distribution, advertising, and marketing resources than we do, including:

·	Buntin Out-of-Home (“Buntin OOH”) asserts that they are the largest manager of directional outdoor advertising programs in the U.S. Their clients include companies such as Cracker Barrel Old Country Store, Red Lobster, Wyndham Hotels & Resorts, Ruby Tuesday, and Travel Centers of America. Buntin OOH uses PRIZM data, a geodemographic segmentation based on psychographics, to isolate interstates and roadways that intersect the highest concentrations of potential customers.

·	Global Outdoor Services ("GOS") claims to be “the one-stop billboards and out-of-home buying resource for everyone from one-door retailers, individuals, entrepreneurs and business owners, to Fortune 500 companies and their agencies.” GOS has decades of experience placing millions of dollars of billboard and out-of-home advertising each year. GOS states that they are never sold out of advertising inventory. They offer a variety of product options, such as wallscapes in Times Square, street furniture in small towns, campaigns across the U.S., and billboards where none exist. GOS locates, evaluates, plans, purchases and implements out-of-home advertising anywhere in America and worldwide.

·	MacDonald Media is a full-service advertising agency specializing in out-of-home and non-traditional media solutions for a broad array of national clients and agency partners. Wilkins Media Company (“WMC”) has been serving the out-of-home industry and advertising community for 42 years. Headquartered in Atlanta, Georgia, WMC positions itself as simplifying multiple market out-of-home buys for both agencies and advertisers. Based on the requested markets, WMC works with clients to design out-of-home media programs based on their needs and budget.

·	We will also compete directly with a number of local companies in the Las Vegas Valley, including Empire Media, Olympia Sign Company, Las Vegas Billboards, Ad America, Connell, Detail Mangement, Houdini Media, Peckman Sign Company, American, Orion, PHD, Outdoor Solutions.

At the local level, when seeking contracts to place our planned billboard spaces with national media companies, we will compete with other local operators primarily on the basis of site quality and price. We believe that our success will depend upon our ability to lease quality sites, to obtain regulatory approvals for the construction of billboards on those sites in an expeditious manner, and to raise the capital necessary for the construction of the approved billboard signs. We intend to compete with national out-of-home media companies primarily through the placement of our billboard sites with national advertising companies such as Lamar or Clear Channel, which we believe will allow us to reach the market for outdoor business advertising without having to establish the brand recognition, sales force, and other resources enjoyed by such competitors.

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Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not currently have any subsidiaries.

Intellectual Property

We do not own, either legally or beneficially, any patent, trademark, or other significant intellectual property.

Regulatory Matters

We are subject to and will comply with the state and federal laws regulating the placement and construction of billboards. The U.S. Department of Transportation, through its Federal Highway Administration (“FHWA”), provides outdoor advertising program guidance at the federal level. At the state level, each state's Department of Transportation administers and enforces outdoor advertising Permit programs, monitors the erection and maintenance of billboards, and provides statistics on nonconforming and illegal sign removals.

At the federal level, the Highway Beautification Act of 1965 (23 USC 131) controls outdoor advertising along 306,000 miles of Federal-Aid Primary, Interstate and National Highway System (“NHS”) roads.  It limits billboards to commercial and industrial zones created by states and municipalities. It requires each state to set standards based on "customary use" for the size, lighting and spacing of billboards, and prohibits city and state governments from taking down billboards without paying cash compensation to the sign's owner. The act requires all states to maintain "effective control" of billboards or lose 5% of their federal highway dollars.

Currently, four states—Vermont, Alaska, Hawaii, and Maine—have prohibited billboards.

In addition to federal and state regulatory requirements, we will be required to comply with local governmental approval and permitting procedures before erecting billboard signage.  These procedures will consist of the preparation of an appropriate site plan and other application documents, followed by submittal of our application for review and required approvals by the planning commission and city council.

We are also subject to other laws and regulations of those jurisdictions in which we plan to sell our product, specifically those applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. We have thus far complied and intend to continue to comply with all laws and regulations pertaining to our business.

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Employees

We have no other employees other than our sole officer and director, David Ben Bassat. Mr. Ben Bassat is our President, CEO, CFO, and sole member of the Board of Directors.   Mr. Ben Bassat will oversee all responsibilities in the areas of corporate administration, product design, manufacture, and installation, and marketing. Additional individuals may be engaged as independent contractors to assist in our applications for regulatory approval of the signage sites and the manufacturing and installation process on an as-needed basis. As our planned operations commence and as we begin to generate revenues, we may expand our current management in the future to retain skilled directors, officers, and employees with experience relevant to our business focus.

Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Description of Property

We do not own any real property.  We maintain our corporate office at 7231 S. Eastern Ave., Suite B-127, Las Vegas, Nevada 89119.  Currently, we have lease two locations for the potential future erection of billboard signs.  One of these locations is along the I-15 freeway in Las Vegas, Nevada (APN: 177-20-601-001) with a stated monthly rental of $3,000 per month.  The other location is at 13000 Las Vegas Boulevard South in Las Vegas, Nevada (APN: 191-08-801-007) with a stated monthly rental of $1,000 per month.  Both site leases are for a twenty year term beginning December 19, 2010 and are conditional upon our obtaining local governmental approval for the erection of a billboard sign on the site. Our rent payment obligations, and the 20-year terms, for each of these leases will not commence until construction of a billboard sign on the sites has been completed.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Nevada is David Ben Bassat, 7231 S. Eastern Ave., Suite B-127, Las Vegas, Nevada 89119.

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Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock.

There is presently no public market for our common stock.  We anticipate making an application for trading of our common stock on the FINRA over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  There is no guarantee that a market maker will agree to file a 15c211 application on our behalf.  If and when such an application is filed, there is no guarantee that we will be accepted for quotation on the OTCBB. We can provide no assurance that our shares will be quoted on the bulletin board, or if quoted, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

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Holders of Our Common Stock

Currently, we have thirty-one (31) holders of record of our common stock.

Rule 144

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be quoted on the FINRA over-the-counter bulletin board.  We plan to file a Form 8-A registration statement with the Commission to cause us to become a reporting company with the Commission under the 1934 Act. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the FINRA over-the-counter bulletin board.  We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

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Financial Statements

Indexes to Financial Statements:

Audited Financial Statements:

F-1	Report of Independent Registered Public Accounting Firm
F-2	Balance Sheets as of November 30, 2010 and 2009;
F-3	Statements of Operations for fiscal years ended November 30, 2010 and 2009, and from July 15, 2008 (date of inception) to November 30, 2010;
F-4	Statement of Stockholders’ Equity (Deficit) as of November 30, 2010
F-5	Statements of Cash Flows for fiscal years ended November 30, 2010 and 2009, and from July 15, 2008 (date of inception) to November 30, 2010;
F-6	Notes to Financial Statements;

Unaudited Financial Statements:

F-10	Balance Sheets as of February 28, 2011 and November 30, 2010;
F-11	Statements of Operations for the three months ended February 28, 2011 and 2010, and for the period from July 15, 2008 (date of inception) through February 28, 2011;
F-12	Statement of Stockholders’ Equity for the period from July 15, 2008 (date of inception) through February 28, 2011;
F-13	Statements of Cash Flows for the three months ended February 28, 2011 and 2010, and for the period from July 15, 2008 (date of inception) through February 28, 2011;
F-14	Notes to Financial Statements;

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Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Southern States Sign Company

Las Vegas, Nevada

We have audited the accompanying balance sheets of Southern States Sign Company (a development stage company) as of November 30, 2010 and 2009 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended and the period from July 15, 2008 (date of inception) to November 30, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern States Sign Company as of November 30, 2010 and 2009, and the results of its operations and its cash flows for the years then ended and the period from July 15, 2008 (date of inception) to November 30 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Silberstein Ungar, PLLC

Bingham Farms, Michigan

January 18, 2011

F-1

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

AS OF NOVEMBER 30, 2010 AND 2009

ASSETS	2010	2009
Current Assets
Cash and cash equivalents	$18,120	$5,584
Total Current Assets	18,120	5,584

TOTAL ASSETS	$18,120	$5,584

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Current Liabilities
Accrued professional fees	$15,817	$6,431
Total Liabilities	15,817	6,431

Stockholders’ Equity (Deficit)
Preferred stock, $.001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding	0	0
Common stock, $.001 par value, 90,000,000 shares authorized, 18,000,000 shares issued and outstanding (16,700,000 – 2009)	18,000	16,700
Additional paid in capital	42,000	30,300
Deficit accumulated during the development stage	(57,697)	(47,847)

Total Stockholders’ Equity (Deficit)	2,303	(847)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$18,120	$5,584

The accompanying notes are an integral part of these financial statements.

F-2

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

FOR THE PERIOD FROM JULY 15, 2008 (INCEPTION) TO NOVEMBER 30, 2010

	For the Year Ended November 30, 2010	For the Year Ended November 30, 2009	Period from July 15, 2008 (Date of Inception) through November 30, 2010

REVENUES	$0	$0	$0

OPERATING EXPENSES
Professional fees	9,386	6,431	20,817
Consulting	-	8,000	35,212
General & administrative expenses	464	93	1,668
TOTAL OPERATING EXPENSES	9,850	14,524	57,697

LOSS BEFORE PROVISION FOR INCOME TAXES	(9,850)	(14,524)	(57,697)

PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(9,850)	$(14,524)	$(57,697)

EARNINGS (LOSS) PER SHARE: BASIC AND DILUTED	$(0.00)	$(0.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING: BASIC AND DILUTED	17,390,959	16,567,671

The accompanying notes are an integral part of these financial statements.

F-3

 SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

PERIOD FROM JULY 15, 2008 (INCEPTION) TO NOVEMBER 30, 2010

	Common Stock		Additional	Deficit Accumulated During the Development	Total Stockholders’
	Shares	Amount	Paid In Capital	Stage	Equity (Deficit)

Balance, July 15 , 2008 (Inception)	-	$-	$-	$-	$-

Shares issued to founder for cash at $.02 per share	15,000,000	15,000	15,000	-	30,000

Shares issued for cash at $.01 per share	1,400,000	1,400	12,600	-	14,000

Net loss for the period ended November 30, 2008	-	-	-	(33,323)	(33,323)

Balance, November 30, 2008	16,400,000	16,400	27,600	(33,323)	10,677

Shares issued for cash at $.01 per share	300,000	300	2,700	-	3,000

Net loss for the year ended November 30, 2009	-	-	-	(14,524)	(14,524)

Balance, November 30, 2009	16,700,000	16,700	30,300	(47,847)	(847)

Shares issued for cash at $.01 per share	1,300,000	1,300	11,700	-	13,000

Net loss for the year ended November 30, 2010	-	-	-	(9,850)	(9,850)

Balance, November 30, 2010	18,000,000	$18,000	$42,000	$(57,697)	$2,303

The accompanying notes are an integral part of these financial statements.

F-4

 SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED NOVEMBER 30, 2010 AND 2009

FOR THE PERIOD FROM JULY 15, 2008 (INCEPTION) TO NOVEMBER 30, 2010

	Year Ended November 30, 2010	Year Ended November 30, 2009	Period from July 15, 2008 (Date of Inception) through November 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(9,850)	$(14,524)	$(57,697)
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in accrued professional fees	9,386	6,431	15,817
CASH FLOWS USED BY OPERATING ACTIVITIES	(464)	(8,093)	(41, 880)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	13,000	3,000	60,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	12,536	3,000	60,000

NET INCREASE (DECREASE) IN CASH	12,536	(5,093)	18,120
Cash, beginning of the period	5,584	10,677	-
Cash, end of the period	$18,120	$5,584	$18,120

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

SOUTHERN STATES SIGN COMPANY

 (A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Southern States Sign Company (“Southern” or the “Company”) was incorporated in Nevada on July 15, 2008.  Southern is a Development stage company and has not yet realized any revenues from its planned operations.  Southern is currently in the business of locating suitable locations, selling advertising and installing billboard signs.

Development Stage Company

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to accounting and reporting by development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Accounting Basis

The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a November 30 fiscal year end.

 Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At November 30, 2010, the Company had $18,120 of unrestricted cash to be used for future business operations.

Fair Value of Financial Instruments

Southern States’ financial instruments consist of cash and accrued professional fees. The carrying amount of these financial instruments approximates fair value due to either length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized. It is the Company’s policy to classify interest and penalties on income taxes as interest expense or penalties expense. As of November 30, 2010, there have been no interest or penalties incurred on income taxes.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

F-6

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company will recognize revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of November 30, 2010.

Stock-Based Compensation

The Company uses the modified prospective method of accounting for stock-based compensation. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the estimated grant-date fair value. As of November 30, 2010, the Company has not issued any stock-based payments to its employees.

Recent Accounting Pronouncements

Southern States Sign Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

NOTE 2 – STOCKHOLDER’S EQUITY

The Company has 90,000,000 shares of $0.001 par value common stock authorized.

On August 22, 2008, the Company sold 15,000,000 common shares at $.02 per share to the founder for cash proceeds of $30,000.

In September 2008, the Company sold 1,400,000 common shares at $.01 per share to unrelated third parties for total proceeds of $14,000.

In May 2009, the Company sold 300,000 common shares at $.01 per share to unrelated third parties for total proceeds of $3,000.

In December 2009, the Company sold 700,000 common shares at $.01 per share to unrelated third parties for total proceeds of $7,000.

In November 2010, the Company sold 600,000 common shares at $.01 per share to unrelated third parties for total proceeds of $6,000.

The Company has 10,000,000 shares of $0.001 par value preferred stock authorized. There are no preferred shares issued and outstanding as of November 30, 2010.

As of November 30, 2010, the company had no warrants or options outstanding.

F-7

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2010

NOTE 3 – INCOME TAXES

For the periods ended November 30, 2010 and 2009, the Company has incurred net losses and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is $57,697 at November 30, 2010, and will begin to expire in the year 2028.

The provision for Federal income tax consists of the following at November 30:

	2010	2009
Federal income tax benefit attributable to:
Current operations	$3,349	$4,938
Less: valuation allowance	(3,349)	(4,938)
Net provision for Federal income tax	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows at November 30:

	2010	2009
Deferred tax asset attributable to:
Net operating loss carryover	$19,617	$16,268
Valuation allowance	(19,617)	(16,268)
Net deferred tax asset	$0	$0

F-8

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2010

NOTE 4 – COMMITMENTS AND CONTINGENCIES

The Company neither owns nor leases any real or personal property. An officer has provided office services without charge. There is no obligation for the officer to continue this arrangement. Such costs are immaterial to the financial statements and accordingly are not reflected herein. The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 5 – SUBSEQUENT EVENTS

Management has analyzed its operations through the date on which the financial statements were issued, January 18, 2011, and has determined it does not have any material subsequent events to disclose other than what is disclosed below.

On January 18, 2011, the Company’s founder, president, CEO, CFO, and sole director, David Ben Bassat, lent it the sum of $30,000 under the terms of a Promissory Note.  The Note is unsecured and bears interest at a rate of seven percent (7%) per year.  The principal and accrued interest due under the note are payable on or before January 18, 2013.  The Note may be prepaid in whole or in part at any time without penalty.

F-9

SOUTHERN STATES SIGN COMPANY

 (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

As of February 28, 2011 (unaudited)

and November  30, 2010

	February 28,	November 30
ASSETS	2011	2010

Current assets
Cash	$40,067	$18,120
Total current assets	40,067	18,120

Total assets	$40,067	$18,120

LIABILITIES AND STOCKHOLDER’S EQUITY

LIABILITIES
Current Liabilities
Accrued expenses	$9,610	$15,817
Advances from director	30,000	-
	39,610	-
STOCKHOLDER’S EQUITY:
Common stock, $.001 par value, 100,000,000 shares authorized, 18,000,000 shares issued and outstanding	18,000	18,000
2010- 18,000,000 shares issued and outstanding
Additional paid in capital	42,000	42,000
Deficit accumulated during the Development stage	(59,543)	(57,697)
Total stockholder’s equity (deficit)	457	2,303

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$40,067	$18,120

See accompanying notes to financial statements.

F-10

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

For the three months ended February 28, 2011 and 2010

For the period from July 15, 2008 (Date of Inception) through February 28, 2011

(unaudited)

	Three months ended February 28, 2011	Three months ended February 28, 2010	Inception through February 28, 2011
General and administrative expenses:
Professional fees	$1,500	-	22,317
Consulting fees	-	-	35,211
Interest	293	-	293
Other	53	50	1,722
Total general and administrative expenses	1,846	50	59,543

Net loss and comprehensive loss	$(1,846)	$(50)	$(59,543)

Net loss per share:
Basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	18,000,000	17,400,000

See accompanying notes to financial statements.

F-11

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDER’S EQUITY

Period from July 15, 2008 (Date of Inception) through February 28, 2011

(unaudited)

	Common Stock		Additional	Deficit Accumulated During the	Total Stockholders’
	Shares	Amount	Paid In Capital	Development Stage	Equity (Deficit)

Balance, July 15 , 2008 (Inception)	-	$-	$-	$-	$-

Shares issued to founder for cash at $.02 per share	15,000,000	15,000	15,000	-	30,000

Shares issued for cash at $.01 per share	1,400,000	1,400	12,600	-	14,000

Net loss for the period ended November 30, 2008	-	-	-	(33,323)	(33,323)

Balance, November 30, 2008	16,400,000	16,400	27,600	(33,323)	10,677

Shares issued for cash at $.01 per share	300,000	300	2,700	-	3,000

Net loss for the year ended November 30, 2009	-	-	-	(14,524)	(14,524)

Balance, November 30, 2009	16,700,000	16,700	30,300	(47,847)	(847)

Shares issued for cash at $.01 per share	1,300,000	1,300	11,700	-	13,000

Net loss for the year ended November 30, 2010	-	-	-	(9,850)	(9,850)

Balance, November 30, 2010	18,000,000	$18,000	$42,000	$(57,697)	$2,303

Not loss for the period ended February 28, 2011	-	-	-	(1846)	(1846)

Balance, February 28, 2011	18,000,000	$18,000	$42,000	$(59,543)	$457

See accompanying notes to financial statements.

F-12

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

For the three months ended February 28, 2011 and 2010

July 15, 2008 (Date of Inception) through February 28, 2011

(unaudited)

	Three Months Ended February 28, 2011	Three Months Ended February 28, 2010	Period from July 15, 2008 (Date of Inception) through February 28, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss and comprehensive loss	$(1,846)	$(50)	$(59,543)
Change in non-cash working capital items
Increase (decrease) in accrued expenses	(6,207)	-	9,610
CASH FLOWS USED BY OPERATING ACTIVITIES	(8,053)	(50)	(49,933)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	-	7,000	60,000
Advances from director	30,000	-	30,000
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	30,000	7,000	90,000

NET INCREASE (DECREASE) IN CASH	21,947	6,950	40,067
Cash, beginning of the period	18,120	5,583	-
Cash, end of the period	$40,067	$12,533	$40,067

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

See accompanying notes to financial statements.

F-13

                                        SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

February 28, 2011

(unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF REPORTING

The accompanying unaudited interim financial statements have been prepared by Southern States Sign Company (  the   “Company”) pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included.  Such adjustments consist of normal recurring adjustments.  These interim financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended November 30, 2010.

The results of operations for the three months ended February 28, 2011 are not indicative of the results that may be expected for the full year

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

SOUTHERN STATES SIGN COMPANY (“Southern” or the “Company”) was incorporated in Nevada on July 15, 2008.  Southern is a Development stage company and has not yet realized any revenues from its planned operations.  Southern is currently in the business of locating suitable locations, selling advertising and installing billboard signs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Comprehensive Income

The Company has adopted ASC 130 “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.  When applicable, the Company would disclose this information on its Statement of Stockholders’ Equity.  Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners. The Company has not had any significant transactions that are required to be reported in other comprehensive income.

Income Tax

Southern follows ASC 109, “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

F-14

                                       SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

February 28, 2011

(unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents

Recent Accounting Pronouncements

Southern does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 3 - GOING CONCERN

Southern has limited working capital and has a deficit accumulated during the Development stage of $59,543 as of February 28, 2011.  Southern's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, Southern has no current source of revenue. Without realization of additional capital, it would be unlikely for Southern to continue as a going concern.  Southern's management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, upon achieving profitable operations through its business activities.

NOTE 4 – INCOME TAXES

The provision for Federal income tax consists of the following:

	February 28,	February 28 ,
	2011	2010
Refundable Federal income tax attributable to:
Current Operations	$625	$15
Less: valuation allowance	(625)	(15)
Net provision for Federal income taxes	$-	$-

F-15

SOUTHERN STATES SIGN COMPANY

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

February 28, 2011

(unaudited)

NOTE 4 – INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

February 28, 2011
Deferred tax asset attributable to:
Net operating loss carryover	$20,245
Less: valuation allowance	(20,245)
Net deferred tax asset	$-

At November 30, 2010, Southern had an unused net operating loss carryover approximating $59,540 that is available to offset future taxable income; it expires beginning in 2028.

NOTE 5 – COMMON STOCK

The Company has 90,000,000 shares of $0.001 par value common stock authorized.

On August 22, 2008, the Company sold 15,000,000 common shares at $.02 per share to the founder for cash proceeds of $30,000.

In September 2008, the Company sold 1,400,000 common shares at $.01 per share to unrelated third parties for total proceeds of $14,000.

In May 2009, the Company sold 300,000 common shares at $.01 per share to unrelated third parties for total proceeds of $3,000.

In December 2009, the Company sold 700,000 common shares at $.01 per share to unrelated third parties for total proceeds of $7,000.

In November 2010, the Company sold 600,000 common shares at $.01 per share to unrelated third parties for total proceeds of $6,000.

The Company has 10,000,000 shares of $0.001 par value preferred stock authorized. There are no preferred shares issued and outstanding as of November 30, 2010.

As of February 28, 2011, the company had no warrants or options outstanding.

NOTE 6 – ADVANCES FROM DIRECTOR

The advances from a director bear interest at 7% per annum and are due January 18, 2013. Interest of $ 293 has been accrued in these financial statements.

NOTE 7 – COMMITMENTS

Southern neither owns nor leases any real or personal property. An officer has provided office services without charge.  There is no obligation for the officer to continue this arrangement.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.  The officers and directors are involved in other business activities and most likely will become involved in other business activities in the future.

NOTE 8 – SUBSEQUENT EVENTS

Management has analyzed its operations through the date on which the financial statements were issued, and has determined it does not have any material subsequent events to disclose.

F-16

Management Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Management's statements contained in this portion of the prospectus are not historical facts and are forward-looking statements. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, those matters discussed under the section entitled “Risk Factors,” above.  Such risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Operating Budget for Fiscal Year Beginning December 1, 2010

Our planned expenses for the current fiscal year will consist of legal, consulting, and technical expenses related to obtaining local regulatory approval for the erection of our first billboard in Las Vegas, Nevada, as well as accounting and legal expenses related to our becoming a publicly reporting company.

Management’s estimate of our planned expenditures by category and by fiscal quarter for our  fiscal year beginning December 1, 2010 is set forth below:

Expense Category	Q1	Q2	Q3	Q4	Category Totals
Site plan preparation and related technical work	$5,000	$0	$0	$0	$5,000
Consulting and legal related to local signage approval process	$0	$5,000	$10,000	$0	$15,000 (1)
Corporate accounting and legal	$4,000	$2,000	$2,000	$2,000	$10,000
Quarterly Total	$9,000	$7,000	$12,000	$2,000
Grand Total for fiscal year	$9,000	$16,000	$28,000	$30,000

(1) Our primary business consultant, Kelleen Cota, was paid a total of $24,212 from inception of our business through the year ended November 30, 2010.  These payments were made pursuant to a verbal arrangement with the consultant.  No further payment is due under our unwritten agreement with Cota and she is committed to continue advising the company without additional charge until construction of our first planned billboard is complete. Thus, we have already paid Ms. Cota for both past services and additional services expected to be rendered through approximately the early part of 2012.  Ms. Cota’s primary responsibilities include locating suitable ground sites for potential billboard site leases, negotiating and documenting billboard site ground leases for specific sites, and providing general oversight for the local site approval process. From inception through November 30, 2010, we paid a total of $5,000 and $6,000, respectively, to consultants Jay Brown and Thelia Dondero for specific assistance with the signage permitting approval process.  These were one-time charges and were not made pursuant to any written agreement or other formal arrangement.  Ms. Dondero’s services included advising and assisting us with regard to meetings with local planning commission and city council members and staff.  Mr. Brown’s services included formal representation of our application at the applicable meetings of the local planning commission and city council. During the current fiscal year, we plan to spend approximately $15,000 in consulting fees specifically related to the signage approval process.  We intend to engage Ms. Dondero and Mr. Brown again for these services, but we have not entered into any written agreement or other firm arrangement with these individuals.

We believe that our current cash on hand will enable us to fund our planned expenses for our fiscal year beginning December 1, 2010.  Although the erection of our first billboard is currently planned for the early part of our fiscal year beginning December 1, 2011, we currently do not have any arrangements for financing and we may not be able to obtain financing when required.

28

Local Approval Process

Our ability to undertake construction of billboards on our leased sites will depend upon securing regulatory approval from the necessary local government agencies.  The approval process will consists of the following steps:

1)	Preparation of a site plan and other technical information and drafting of an application packet

2)	A pre-application meeting with planning department staff to resolve any technical or other issues with the site plan and application packet.

3)	A report and opinion will be produced by the planning department staff.

4)	The application will be considered by the local planning commission. Consultants will be engaged to meet with planning commission staff and/or to help in presenting the application at the planning commission hearing.

5)	The application will be considered by the city council or county commission, as applicable. Consultants will be engaged to meet with planning commission staff and/or to help in presenting the application at the planning commission hearing.

The estimated cost for steps 1 and 2, above, is approximately $5,000.  The cost for the remaining steps is estimated to be approximately $15,000.  We have not yet begun this process for our currently planned billboard sites, but intend to begin site plan preparation for the I-15 location within the immediate future.

Our initial attempt to secure regulatory approval for a billboard site, undertaken in 2008-09, was not successful.  Our original application was unsuccessful primarily due to aesthetic issues with the specific site in question.  Management believes that, due to their locations, neither of our currently leased sites will present the same issues.

As detailed above, we have budgeted approximately $20,000, including legal and consulting and site plan preparation, during the current fiscal year for expenses related to the approval process for one of our leased sites.  We have selected our leased sites based in part upon their likely suitability for an approved billboard location.  There can be no firm assurance, however, that the required regulatory approvals will be obtained.

Over the coming months, we intend to continue to pursue conditional leases on several additional sites located in the Las Vegas, Nevada area.  A “conditional lease” for a billboard site is a lease which is conditional upon obtaining regulatory approval for the erection of a billboard on the site, and under which periodic rent obligations do not commence until the construction of a billboard on the site. These sites will be selected based upon their cost, location quality, and likely ability to obtain government approval for erection of billboard signage.

29

Billboard Manufacturing and Erection

Following local regulatory approval of our first billboard site, we will negotiate for the construction of a standard billboard on the site with construction firms specializing in billboard construction.  Management currently estimates that the cost of single standard billboard to be approximately $90,000.  The actual project price, payment terms, construction time, and other matters will, however, be the subject of future negotiations. Construction of our first billboard is tentatively planned for the first part of our fiscal year beginning December 1, 2011.

Sales Personnel

We do not currently employ any sales personnel. In the short term, we intend to use the services of our management to handle advertising sales for our planned billboard spaces. If necessary, however, as our planned billboards near completion, we may decide to employ sales representatives in to promote and sell our advertising space to large advertising companies. These sales representatives will be responsible for soliciting, selecting and securing accounts. We expect to pay such sales representatives on a commission basis. In addition, we may decide to pay each sales representative a base salary.

In the event we hire sales personnel, we do not intend to do so in the next twelve months unless our revenues are enough to absorb the cost of these personnel.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the Fiscal Years Ended November 30, 2010 and 2009 and from July 15, 2008 (Date of Inception) until November 30, 2010

We generated no revenue and incurred $57,697 in expenses for the period from inception on July 15, 2008 through November 30, 2010.  Our expenses consisted of professional fees, consulting fees, and general and administrative expenses.  We therefore recorded a net loss of $57,697 for the period from inception on July 15, 2008 until November 30, 2010. The majority of our expenses since inception were incurred in 2008 and early 2009 and were related primarily to our first, unsuccessful, attempt to secure local regulatory approval for a billboard sign location.  During the fiscal year ended November 30, 2009, we incurred expenses and a net loss of $14,524.  During the fiscal year ended November 30, 2010, we incurred expenses and a net loss of $9,850. We expect that our operating expenses will increase during the fiscal year beginning December 1, 2010 as we undertake our plan of operations, as outlined above.

Results of Operations for the Three Months Ended February 28, 2011 and 2010 and from July 15, 2008 (Date of Inception) until February 28, 2011

We generated no revenue and incurred $59,543 in expenses for the period from inception on July 15, 2008 through February 28, 2011.  Our expenses consisted of professional fees, consulting fees, and general and administrative expenses.   During the three months ended February 28, 2011, we incurred expenses and a net loss of $1,846, compared to expenses and a net loss of $50 incurred during the three months ended February 28, 2010.

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Liquidity and Capital Resources

As of February 28, 2011 , we had total current assets of $40,067 consisting entirely of cash. We had current liabilities of $39,610 as of February 28, 2011, consisting of accrued expenses of $9,610 and a note owing to our director in the amount of $30,000 .  Accordingly, we had working capital of $457 as of February 28, 2011 .

Operating activities used $49,933 in cash and generated no cash for the period from July 15, 2008 (Date of Inception) until February 28, 2011 . Financing Activities during the period from July 15, 2008 (Date of Inception) until February 28, 2011 , generated $90,000 in cash. During the fiscal year ended November 30, 2009, operating activities generated no cash and used $8,093 in cash.  Financing activities during the fiscal year ended November 30, 2009 generated $3,000 in cash. During the fiscal year ended November 30, 2010, operating activities generated no cash and used $464 in cash.  Financing activities during the fiscal year ended November 30, 2010 generated $13,000 in cash.

As outlined above, we expect to spend a total of approximately $30,000 toward the implementation of our business plan over the course of the current fiscal year, including legal, consulting, and technical expenses related to obtaining local regulatory approval for the erection of our first billboard in Las Vegas, Nevada, as well as accounting and legal expenses related to our becoming a publicly reporting company.  On January 13, 2011, we received additional capital in the form of a $30,000 cash loan advanced to us by our sole officer and director, David Ben Bassat. We believe that our current cash on hand will enable us to fund our planned expenses for our fiscal year beginning December 1, 2010.

We will require additional capital in the approximate amount of $90,000 in order to construct and erect our first billboard if and when local regulatory approval is obtained.  If we are unable to obtain the required financing, or are able to only obtain a portion of the required financing, we will be unable to proceed and our business may fail.

A breakdown and timeline for the construction costs is as follows:

Time	Costs
Approx. 14 days after final site approval	$10,000 deposit to contractor $10,000 deposit to steel company
Upon issuance of building permit to contractor (approx. 4-6 weeks later)	Steel is shipped to site and construction is begun
Upon final inspection of completed structure (approx. 2 months later)	Final balances totaling approx. $70,000 are due to steel company and contractor

Although the erection of our first billboard is currently planned for the early part of our fiscal year beginning December 1, 2011, we currently do not have any arrangements for financing and we may not be able to obtain financing when required.  We do not have any formal commitments or arrangements for the sales of stock or the advancement of additional loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

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Off Balance Sheet Arrangements

As of November 30, 2010, there were no off balance sheet arrangements.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Director and Executive Officer

Our executive officer and director and his  age as of February 28, 2011 is as follows:

Name	Age	Position(s) and Office(s) Held
David Ben Bassat	57	President, Chief Executive Officer, Chief Financial Officer, and Director

Set forth below is a brief description of the background and business experience of  our current executive officer and director.

David Ben Bassat.   Mr. Ben Bassat was appointed as our President, CEO, CFO, and sole Director concurrently with his founding of the company on July 15, 2008.  He has been self-employed  in the commercial real estate industry since 1999 through the present. In this capacity, he purchases and/or develops commercial properties, leases those properties to business entities, and manages the properties on a daily basis. He currently owns, leases, and manages five commercial buildings. Prior to 1999, he bought and sold furniture and antiques professionally. There are no other items of specific professional experience, qualifications, or skills that led to his appointment as our sole officer and director.

Directors

Our bylaws authorize no less than one (1) director.  We currently have one Director.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officer and director, David Ben Bassat.

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Executive Compensation

 Compensation Discussion and Analysis

The Company presently not does have employment agreements with its named executive officer and it has not established a system of executive compensation or any fixed policies regarding compensation of executive officers.  Due to financial constraints typical of those faced by a development stage business, the company has not paid any cash and/or stock compensation to its named executive officers

Our sole executive officer holds substantial ownership in the Company and is motivated by a strong entrepreneurial interest in developing our operations and potential revenue base to the best of his ability.   As our business and operations expand and mature, we expect to develop a formal system of compensation designed to attract, retain and motivate talented executives.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Ben Bassat, President, CEO, CFO, and director	2010 2009	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

 Narrative Disclosure to the Summary Compensation Table

Our named executive officer does not currently receive any compensation from the Company for his service as an officer of the Company.

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Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
David Ben Bassat	0	0	0	0	0	0	0	0	0

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Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David Ben Bassat	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Our directors do not currently receive any compensation from the Company for their service as members of the Board of Directors of the Company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of January 24, 2011, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 18,000,000 shares of common stock issued and outstanding on January 24, 2011.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	David Ben Bassat 7231 S. Eastern Ave., Suite B-127 Las Vegas, Nevada 89119	15,000,000	83.33%
Common	Total all executive officers and directors (one person)	15,000,000	83.33%

Common	Other 5% Shareholders
	None

 As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation.

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Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us.

1.            On August 22, 2008, our founder, president, CEO, CFO, and sole director, David Ben Bassat, contributed our initial equity capital by purchasing 15,000,000 shares of common stock in exchange for $30,000 at a price of $0.002 per share.

2.           On January 18, 2011, our founder, president, CEO, CFO, and sole director, David Ben Bassat, lent us the sum of $30,000 under the terms of a Promissory Note.  The Note is unsecured and bears interest at a rate of seven percent (7%) per year.  The principal and accrued interest due under the note are payable on or before January 18, 2013.  The Note may be prepaid in whole or in part at any time without penalty.

3.           Our founder, president, CEO, CFO, and sole director, David Ben Bassat, is involved in other business activities, which include purchasing and/or developing commercial properties, leasing those properties to business entities, and managing the properties on a daily basis. He currently owns, leases, and manages five commercial buildings.  We do not believe that these activities pose any potential conflict of interest with regard to our planned commercial billboard operations.

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Available Information

We have filed a registration statement on form S1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

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